EXHIBIT 16.1

                          PLS CPA, A Professional Corp.
        * 4725 MERCURY STREET SUITE 210B * SAN DIEGO * CALIFORNIA 92111 *
       * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                        * E-MAIL changgpark@gmail.com *

October 14, 2011

U.S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC 20549

Re: Placer Del Mar, Ltd.

Dear Madam/Sirs:

We were appointed the principal auditors for Placer del Mar, Ltd. on August 15, 2006. We have read Placer Del Mar, Ltd.'s statements under Item 4.01 of its Form 8-K, dated October 11, 2011, and we agree with the statements made with respect to information provided regarding PLS CPA. We have no basis to agree or disagree with other statements of the registrant contained therein.

From August 15, 2006 through October 11, 2011, the date of our dismissal by Placer Del Mar, Ltd., there were no disagreements between Placer Del Mar, Ltd. and PLS CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PLS CPA would have caused it to make a reference to the subject matter of the disagreement in connection with its reports, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.


Yours truly,


/s/ PLS CPA
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PLS CPA, A Professional Corp.
   .
San Diego, California